Exhibit 99.1

VASCO Reports Results for Fourth Quarter and Full Year 2008

Revenue for the fourth quarter and full year 2008 was $28.9 million and $133.0 million, respectively, a decrease of 7% compared to the fourth quarter 2007 and an increase of 11% compared to full year 2007; Operating income for the fourth quarter and full year 2008 was $1.8 million and $28.1 million, respectively, a decrease of 71% compared to the fourth quarter 2007 and 9% compared to full year 2007. Financial results for the periods ended December 31, 2008 to be discussed on conference call today at 10:00 a.m. E.S.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, February 19, 2009—VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), today reported financial results for the fourth quarter and full year ended December 31, 2008.

Revenue for the fourth quarter of 2008 decreased 7% to $28.9 million from $31.2 million in 2007 and, for the full year 2008, increased 11% to $133.0 million from $120.0 million in 2007.

Net income for the fourth quarter of 2008 was $2.8 million, or $0.07 per fully diluted share, a decrease of $0.5 million, or 14%, from $3.3 million, or $0.09 per fully diluted share, for the fourth quarter of 2007. Net income for the full year 2008 was $24.3 million, or $0.64 per fully diluted share, an increase of $3.3 million, or 16%, from $21.0 million, or $0.55 per fully diluted share for the full year 2007.

Financial Highlights:

•

Gross profit was $18.7 million or 65% of revenue for the fourth quarter of 2008 and $92.0 million or 69% of revenue for the full year 2008. Gross profit was $20.9 million or 67% of revenue for the fourth quarter of 2007 and $79.1 million or 66% of revenue for the full year 2007.

•

Operating expenses for the fourth quarter and full year 2008 were $16.9 million and $63.8 million, respectively, an increase of 16% from $14.6 million reported for the fourth quarter 2007 and an increase of 32% from $48.2 million reported for the full year 2007. Operating expenses for the fourth quarter and full year 2008 included $0.8 million and $3.1 million, respectively, related to stock-based incentives. Operating expenses for the fourth quarter and full year 2007 included $0.7 million and $2.2 million, respectively, related to stock-based incentives.

•

Operating income for the fourth quarter and full year 2008 was $1.8 million and $28.1 million, respectively, a decrease of $4.5 million, or 71%, from $6.3 million reported for the fourth quarter of 2007 and a decrease of $2.8 million, or 9%, from the $30.9 million reported for the full year 2007. Operating income as a percentage of revenue for the fourth quarter and full year 2008 was 6% and 21%, respectively, compared to 20% and 26% for the comparable periods in 2007.

•

Earnings before interest, taxes, depreciation and amortization was $2.9 million and $31.3 million for the fourth quarter and for the full year 2008, respectively, a decrease of 58% from $7.0 million reported for the fourth quarter of 2007 and an decrease of 7% from $33.5 million reported for the full year 2007.

•

Net cash balances, total cash and cash equivalents less bank borrowings, at December 31, 2008 totaled $57.7 million compared to $50.7 million and $38.8 million at September 30, 2008 and December 31, 2007, respectively.

Operational and Other Highlights:

•

VASCO won 355 new customers in Q4 2008 (37 new banks and 318 new enterprise security customers). For the full year 2008, VASCO won 1,827 new customers (249 banks and 1,578 enterprise security customers).

•	HSBC Argentina secures retail & corporate customers with Digipass GO3.

•	VASCO expanded its Digipass for Mobile with a dedicated Software Development Kit (SDK) to enable the transparent embedding of Digipass for Mobile functionality in e-banking and m-banking applications.

•	VASCO launches Digipass Key1, its first USB-based PKI device for strong authentication, digital signature and data protection.

•	VASCO launches Digipass CertiID, a client, PKI-based software suite offering digital signature capabilities.

•	VASCO announces Digipass 865, a USB connectable card reader with “what you see is what you sign” functionality.

•	VASCO announces Digipass 835, a new card reader with an optical interface.

•	VASCO provides an answer to SaaS security concerns using its Identikey Server 3.0.

•	VASCO launches its aXs GUARD Identifier and upgrade of aXs GUARD Gatekeeper.

•	VASCO expands global training capacity with the launch of SEAL e-learning academy.

•	Banco de Chile wins VASCO’s Market Vision Award.

•	DigiNotar wins VASCO’s Solution Partner Award 2008.

Guidance for full-year 2009:

Given the uncertainty created by the continued turmoil in the worldwide economy, VASCO has decided to temporarily discontinue its practice of providing annual guidance.

“Even though the fourth quarter of 2008 was difficult due to the worldwide economic conditions, 2008 was a successful year for VASCO,” stated T. Kendall Hunt, Chairman & CEO. “In 2008, we made substantial investments in new products, new markets and our infrastructure that we believe will help support our growth for years to come. We are also proud of the fact that VASCO was profitable in each quarter of 2008 in spite of the difficult economies. While the outlook for 2009 is uncertain, we expect to be profitable in 2009 and we believe that our strong balance sheet and our business model put us in a strong position to continue to move our business forward in 2009.”

“The results for the quarter and full year reflect our continued investment in our business and our evolution into a more software-centric company, both of which, we believe, will benefit VASCO in the longer term. Even though the current economy is forcing many businesses to delay purchases and proceed cautiously, it is clear that identity theft and fraud committed over the internet is continuing to grow and interest in our products and solutions remains strong worldwide,” said Jan Valcke, VASCO’s President and COO. “For 2009, we will focus on integrating the staff hired in 2008 more fully to become more efficient. While we plan to minimize our investment in new staff and new initiatives in 2009 until the economic outlook becomes more certain, we will be opportunistic in considering additional investments that would allow us to expand our products, geographic markets or our market share.”

Cliff Bown, Executive Vice President and CFO added, “During the fourth quarter and full year 2008 both our cash and working capital balances increased. For the fourth quarter our net cash balance increased $7.0 million, or 14%, and our working capital increased $2.9 million, or 4%, from September 30, 2008. For the full year, our net cash balance increased $18.9 million, or 49%, and our working capital increased $24.2 million, or 46%, from December 31, 2007.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, February 19, 2009, at 10:00 a.m. EST—16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s Results for the Fourth Quarter and Full year 2008.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-734-4208

International: +1 212-231-2911

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Revenue	$28,935	$31,157	$132,977	$119,980
Cost of goods sold	10,246	10,229	41,007	40,868

Gross profit	18,689	20,928	91,970	79,112

Operating costs:
Sales and marketing	9,737	8,188	35,352	27,181
Research and development	2,906	2,887	11,618	9,440
General and administrative	4,128	3,267	16,237	10,569
Amortization of purchased intangible assets	108	268	626	1,029

Total operating costs	16,879	14,610	63,833	48,219

Operating income	1,810	6,318	28,137	30,893

Interest income (expense)	229	150	990	479
Other income (expense)	362	(50)	(209)	(384)

Income before income taxes	2,401	6,418	28,918	30,988
Provision for income taxes	(411)	3,145	4,627	10,025

Net income	$2,812	$3,273	$24,291	$20,963

Basic net income per share	$0.08	$0.09	$0.65	$0.57
Diluted net income per share	$0.07	$0.09	$0.64	$0.55

Weighted average shares outstanding:
Basic	37,212	37,055	37,156	36,879

Diluted	38,109	38,430	38,204	38,258

VASCO Data Security International, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31,
	2008	2007
ASSETS
Current assets
Cash and equivalents	$57,714	$38,833
Accounts receivable, net of allowance for doubtful accounts	24,951	25,721
Inventories	13,376	7,076
Prepaid expenses	1,926	1,712
Deferred income taxes	149	476
Foreign sales tax receivable	7,452	4,919
Other current assets	199	180

Total current assets	105,767	78,917
Property and equipment, net	4,176	2,140
Goodwill	13,584	14,319
Intangible assets, net	1,997	2,295
Other assets, net of accumulated amortization	1,567	3,005

Total assets	$127,091	$100,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,349	$7,757
Deferred revenue	5,881	5,608
Accrued wages and payroll taxes	5,780	5,330
Income taxes payable	2,384	4,008
Other accrued expenses	4,719	3,776

Total current liabilities	29,113	26,479
Deferred warranty	218	309
Deferred compensation	1,352	1,281
Deferred revenue	670	457
Deferred tax liability	454	611

Total liabilities	31,807	29,137

Stockholders’ equity
Common stock	37	37
Additional paid-in capital	66,700	64,734
Accumulated income	24,856	565
Accumulated other comprehensive income (loss)	3,691	6,203

Total stockholders’ equity	95,284	71,539

Total liabilities and stockholders’ equity	$127,091	$100,676

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

to net income (in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
EBITDA	$2,917	$7,009	$31,309	$33,513

Interest income, net	229	150	990	479
Provision for income taxes	411	(3,145)	(4,627)	(10,025)
Depreciation and amortization	(745)	(741)	(3,381)	(3,004)

Net income	2,812	3,273	24,291	20,963

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of over 8,000 companies in more than 100 countries, including more than 1,200 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” “intended/meant,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the VASCO’s public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and its operations.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXs GUARD and IDENTIKEY.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com